EXHIBIT 99.1
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  FRIENDLY ICE CREAM CORPORATION TO BE ACQUIRED BY AN AFFILIATE OF SUN CAPITAL
                      PARTNERS FOR $15.50 PER SHARE IN CASH


WILBRAHAM, Mass., June 17, 2007 -- Friendly Ice Cream Corporation (AMEX: FRN) today announced that it has entered into a definitive agreement under which it will be acquired by Freeze Operations Holding Corp, an affiliate of Sun Capital Partners, Inc., in an all-cash transaction for $15.50 per share for a total consideration of approximately $337.2 million. The transaction has no financing contingency. The purchase price represents an 8.2% premium over the closing price of Friendly's common stock on June 15, 2007 and a 30.9% premium over the closing price on March 6, 2007, which was the day before the Company announced it was exploring strategic alternatives.

George Condos, President and Chief Executive Officer of Friendly's, said, "We believe this transaction delivers very attractive value to our shareholders, and it does so more quickly and with greater certainty than other alternatives we examined. Every day our management team and employees work hard to provide the best dining experience for our guests. I am pleased to say that our new investors share this passion and we look forward to working closely with Sun Capital Partners on a smooth transition for our franchisees, customers and employees."

Gary Talarico, Managing Director of Sun Capital Partners, said, "Friendly's is an iconic brand name in the family restaurant sector and we are excited to add this great franchise to our portfolio of restaurant investments. We look forward to working with management to build on the legacy of this great brand and reinvigorate and expand the company within and beyond their historical markets."

The transaction has been unanimously approved by the Company's Board of Directors, which will recommend that Friendly's shareholders approve the transaction. Certain Friendly's shareholders including Donald N. Smith, Friendly's Chairman of the Board, The Lion Fund L.P. and Biglari Capital Corp. and S. Prestley Blake, who collectively own in excess of 50% of the Company's shares, have entered into agreements to vote in favor of the transaction. The transaction requires the affirmative vote of 66 - 2/3% of the outstanding Company shares and is subject to certain other customary closing conditions. The transaction is expected to close during the third quarter of 2007. The exact timing of the closing of the transaction is dependent on the review and clearance of necessary filings with the Securities and Exchange Commission and other governmental authorities.

Goldman Sachs & Co. acted as the financial advisor to Friendly's, and Weil, Gotshal & Manges LLP provided legal advice. Morgan, Lewis & Bockius LLP acted as legal counsel to Sun Capital.






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ABOUT FRIENDLY'S

Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 515 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,000 supermarkets and other retail locations. With a 72-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).

ABOUT SUN CAPITAL PARTNERS, INC.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 155 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, and Shenzhen. For more information, please visit www.SunCapPart.com.

IMPORTANT INFORMATION

Statements contained in this release that are not historical facts constitute "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include statements relating to the anticipated impact, benefits and results of the potential acquisition. Risks and uncertainties regarding the transaction include the possibility that the closing does not occur, or is delayed, either due to the failure of closing conditions, including approval of the shareholders of the Company, the failure to obtain required regulatory approvals or other reasons. Other factors that may cause actual results to differ from the forward looking statements contained herein and that may affect the Company's prospects in general are included in the Company's other filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such forward looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

This document may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, the Company will file with, or furnish to, the SEC all relevant materials, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to stockholders of the Company. Investors and security holders will be able to obtain the documents free of charge from the SEC's website, www.sec.gov, and from the Company's website, www.friendly.com.



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The Company and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company's directors and executive officers is available in the Company's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 7, 2006, and in the Company's Annual Report on Form 10-K for the period ended December 31, 2006, which was filed with the SEC on March 6, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with, or furnished to, the SEC when they become available."

CONTACT: Friendly Ice Cream Corporation
Deborah Burns, 413-731-4124
Senior Director Investor Relations

CONTACT: Sun Capital Partners Inc.
Gary Talarico, 212-588-9953
Managing Director

































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